Guidance Update

Dublin, Ireland – January 8, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG)

Angus Russell, Chief Executive Officer of Shire, will address investors today at the JP Morgan Healthcare Conference in San Francisco.  In his address he will confirm that Shire expects to deliver double digit full year earnings growth for 2012, and looking ahead, Shire is now increasingly confident of meeting current consensus earnings expectations(1) for 2013.

Angus’ presentation will be webcast live today, at 11:00 AM PST/2:00 PM EST/7:00 PM GMT
Investors can access the live webcast here http://jpmorgan.metameetings.com/webcasts/healthcare13/directlink?ticker=SHP.L

(1)  Based on the most recent consensus estimates compiled by Consensus Forecast Ltd, as of the date of this press release, of $6.69 Non GAAP diluted earnings per ADS for the year ended 31 December 2013, included on Shire’s website (http://www.shire.com/shireplc/en/investors/forecasts).

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.